Delisting Determination, The Nasdaq Stock Market, LLC,
July 1, 2020,  Luckin Coffee Inc. The Nasdaq Stock Market LLC
(the Exchange) has determined to remove from listing the American Depositary Shares of Luckin Coffee Inc. (the Company), effective at the opening of the trading session on July 13, 2020. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5101 and 5250.
The Company was notified of the Staff determination on May 15, 2020. The Company appealed the determination to a Hearing Panel on May 22, 2020.
On June 17, 2020, the Company was notified that Staff had determined that the Company had failed to comply with the Exchange requireement to timely file all periodic financial reports and that this served as an additional basis for delisting the Company securities.
On June 24, 2020, the Company infomed of its decision to withdraw its appeal before a decision was rendered by the Panel. The
Listing Council did not call the matter for review. The
Staff determination to delist the Company became final on June 29, 2020.